Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:
Charles N. Funk
President & CEO
MidWestOne Financial Group, Inc.
319.356.5800
cfunk@midwestone.com

MIDWESTONE TO PARTICIPATE IN TREASURY’S CAPITAL PROGRAM

IOWA CITY, IOWA (December 15, 2008) – MidWestOne Financial Group, Inc. has received preliminary approval from the U.S. Treasury Department to participate in the Troubled Asset Relief Program (TARP) Capital Purchase Program, a voluntary program designed to increase the flow of credit to support the economy. MidWestOne Financial is the parent company of MidWestOne Bank. MidWestOne Financial has been preliminarily approved to sell to Treasury $34.925 million of senior preferred stock and warrants to acquire shares of its common stock.

The Capital Purchase Program, announced in October, is a voluntary program that encourages financial institutions to build capital to help increase the flow of financing to businesses and consumers in order to support the economy. Under the program, Treasury will purchase, on standardized terms, up to $250 billion of senior preferred stock and warrants in U.S. financial institutions.

“We are pleased that MidWestOne has been selected to participate in this voluntary program. In addition to our strong capital position, which is evidenced by the fact that our capital ratios currently exceed those required to be considered well-capitalized, this new equity investment will increase our capacity to lend and enhance our ability to support economic activity in the local communities we serve,” said Charlie Funk, President and CEO.

“We believe that participating in this program presents us with an attractive opportunity during this uncertain economic environment, as it will provide us with capital to be used in implementing our strategy of supporting growth in our communities through smart, responsible lending,” said Funk.

The Company intends to hold a special meeting of shareholders in mid to late January, 2009, at which shareholders will vote on proposed amendments to the Company’s articles of incorporation to authorize preferred stock that may be issued to Treasury pursuant to the Capital Purchase Program and to increase the number of authorized shares of common stock. The Company has filed preliminary proxy materials with the U.S. Securities and Exchange Commission regarding the special meeting of shareholders, and intends to file definitive proxy materials in the near future. Upon filing of definitive proxy materials, such materials will be mailed to the Company’s shareholders. The materials will contain specific information regarding the date, time and place of the special meeting and voting procedures.

Additional Information About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which has a total of 28 banking offices in Iowa and provides electronic delivery of financial services through its website, www.midwestone.com. MidWestOne Financial trades on NASDAQ Global Select Market under the symbol MOFG.